Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release: J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS SECOND QUARTER 2006 EARNINGS

Panama City, FL – AUGUST 2, 2006 – Vision Bancshares, Inc., (VBAL.OB), a $696 million two-bank holding company, reported net income of $2.3 million, an increase of 65%, for the three months ended June 30, 2006 compared to net income of $1.4 million for the same quarter last year. Basic net earnings per share increased 65% to $0.38 for the three months ended June 30, 2006 compared to basic net earnings per share of $0.23 for the same period of 2005. Diluted net earnings per share at $0.36 for the second quarter of 2006 represented a 64% increase over diluted net earnings per share of $0.22 for the second quarter of 2005. The increase in the Company’s quarterly earnings resulted as the Alabama bank subsidiary posted second quarter net earnings of $1.8 million, 7% stronger than net earnings for the same quarter of 2005, the Florida bank subsidiary posted its eighth consecutive quarter of profitability with record earnings for the second quarter of 2006 of $778 thousand, 241% greater than net earnings for the same period of 2005, and Vision Bancshares, Inc. (on a parent only basis) posted a net loss of $276 thousand.

“I am very pleased to report another consecutive quarter of solid earnings for our company,” said J. Daniel Sizemore, Chairman and CEO. “Our solid performance continues to confirm the success we have achieved in building this strong community oriented bank to serve our market area from the Florida panhandle throughout the Alabama Gulf Coast. Our performance remains driven by solid loan growth paired with excellent credit quality.” Mr. Sizemore further stated, “In addition to providing our customers the entire range of products and services offered by larger banks, we provide our customers the advantage of local decision making. Our continuous growth and expansive customer loyalty base support our commitment to anticipate, serve, and exceed the needs of our customers and our communities.”

Second Quarter 2006 Balance Sheet Highlights (Compared to Year-end 2005)

•	Assets grew 18% to $696 million.

•	Loans, net of unearned income and loans held for sale, increased 11% to $553 million.

•	Non-interest bearing deposits increased 30% to $107 million.

•	Total deposits increased 20% to $595 million.

Second Quarter 2006 Earnings Highlights (Compared to Second Quarter 2005)

•	Interest revenues advanced 55% to $13.5 million.

•	Interest expense increased 98% to $5.4 million.

•	Net interest income, before provision for loan losses, grew 36%.

•	Non-interest income increased 37% to $1.0 million.

•	Non-interest expenses grew 27% to $5.3 million.

•	Net income increased 65%.

Net Income

Consolidated net income for the six months ended June 30, 2006 was $4.4 million compared to a $2.3 million for the six months ended June 30, 2005. The increase in net income resulted as the Company continued to expand its market share and increased its net interest margin by 68 basis points to 5.38% for the first six months of 2006 from 4.70% for the same period of 2005. During the first six months of 2006, Vision Bank-Alabama posted net earnings of $3.7 million, Vision Bank-Florida posted net earnings of $1.3 million while Vision Bancshares, Inc. (on a parent only basis) posted a net loss of $558 thousand. Basic earnings per share for the six months ended June 30, 2006 were $0.73 which represented a $0.35, or 92%, increase over $0.38 per share for 2005. Diluted earnings per share were $0.70 and $0.36 per share for the six months ended June 30, 2006 and 2005, respectively.

Asset Quality, Charge-Offs and Reserves

The credit quality of the Company’s loan portfolio remains strong. Nonperforming loans as a percent of total loans were 0.51% at June 30, 2006 compared to 0.52% as of December 31, 2005. Nonperforming assets as a percent of total assets were 0.40% at the end of the second quarter 2006 compared to 0.44% at year-end 2005. The Company had net charge-offs of $71 thousand during the first six months of 2006 compared to net charge-offs of $16 thousand during the same period of 2005. The ratio of net charge-offs to average loans was less than 0.02% at June 30, 2006 and 2005, respectively. The Company continues to maintain adequate reserves with an allowance for loan losses totaling $6.4 million at June 30, 2006, or 1.16% of total loans, net of unearned income and loans held for sale, compared to $5.7 million, or 1.15% of total loans, net of unearned income and loans held for sale, at December 31, 2005. The increase in the allowance for loan losses during the first six months of 2006 primarily resulted from the growth in the Company’s loan portfolio. As of June 30, 2006, the Company’s allowance for loan losses equaled 228.24% of its total nonperforming loans.

Loan Portfolio

The loan portfolio grew 6% in the second quarter of 2006 and 11% year to date. Management remains focused on growing the portfolio with quality assets. Approximately 89.3% of the company’s loan portfolio is secured by real estate with a majority of those loans consisting of commercial real estate, commercial construction, and 1-4 family first mortgage residential loans. To provide diversification within the real estate portfolio, management has established guidelines based on percentages of the total loan portfolio and percentages of capital according to loan types. As of June 30, 2006, both banks were operating within those guidelines. Management believes that the real estate portfolio is diversified in various loan types, various price points, and is spread geographically from Carrabelle, Florida to Fort Morgan, Alabama.

Management is continually monitoring the markets in which we operate for any changes that could have a negative impact on the performance of the company and will take the appropriate steps to mitigate the impact of any negative trends. The portion of the loan portfolio related to existing condominium units remained at 7.6% of total loans, continues to perform, and remains well secured as the majority of condo loans have loan to values of less than 80%. Loans for the purpose of financing condominium developments along the Gulf Coast comprise approximately 3.4% of the loan portfolio as the majority of these loans are participated to other banks. To minimize market risk, strict guidelines have been established for condominium development lending with respect to qualified presales, percentage non-refundable deposits by third party purchasers, number of units to one borrower and prohibition of any financing contingency. Furthermore, the Company employs qualified third party inspectors to monitor construction. Of the nine projects currently being financed, four projects are complete and the debt associated with those projects is being reduced by selling and closing the units. Management believes the construction loans associated with those projects will be fully repaid within the next 60 days from sales of units. Despite media reports indicating softening real estate markets nationwide, the markets we serve remain strong for 1-4 family loans, residential lot loans, and commercial real estate. These product types comprise 51.1% of the loan portfolio.

The Construction Lending Portfolio is comprised of residential contract, residential spec, acquisition and development lending, commercial construction, and multifamily construction. Management takes appropriate steps to insure the residential construction portfolio remains diversified by builder and subdivision and to monitor this loan type on a monthly basis with a focus on the level of spec lending. Acquisition and development loans are monitored quarterly to minimize portfolio and geographic concentrations.

Deposits and Other Liabilities

Vision has an excellent, low cost deposit base. Total deposits at June 30, 2006, were $595 million with a weighted average cost of interest bearing deposits of 3.81%. Interest free demand deposits accounted for 18% of total deposits while other core funds (MMDA’s, Savings and NOW’s) accounted for 35%. Vision also utilizes time deposits to fund its high loan demand. At June 30, 2006, time deposits accounted for 47% of total deposits. CD’s and time deposit open accounts greater than $100 thousand accounted for 27% while brokered/internet based CD’s accounted for approximately 5% of total deposits. Total funding also includes $19 million in borrowing from the Federal Home Loan Bank of Atlanta. The Company also has $15.5 million in junior subordinated debentures issued to its wholly-owned Delaware statutory business trust subsidiary, Vision Bancshares Trust I. Other borrowed funds also contain $1.7 million in a capital lease obligation and $5.4 million of debt from Variable Interest Entities that are included in the Company’s consolidated financial statements.

About the Company

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. was organized in July 1999 as a bank holding company and is headquartered in Panama City, Florida. It is the parent company for Vision Bank in Alabama, a state banking corporation organized under the laws of the State of Alabama and Vision Bank in Florida, a state banking corporation organized under the laws of the State of Florida. Vision Bank, Alabama provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, Fairhope, Elberta and Daphne. Vision Bank, Florida provides general retail and commercial banking services to customers in Bay, Gulf, Okaloosa and Walton Counties in the panhandle of Florida through its full service offices located in Panama City, Panama City Beach, Santa Rosa Beach, Wewahitchka, Port St. Joe, Port St. Joe Beach and Destin.